UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting (“Annual Meeting”) of the stockholders of CECO Environmental Corp. (“CECO,” the “Company,” “we,” “us” or “our”) will be held at the Courtyard Marriott Midtown/Rookwood, 3813 Edwards Road, Cincinnati, Ohio 45209 on May 21, 2015 at 1:00 p.m., Eastern time, for the following purposes:

1.	to elect eight directors;

2.	to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2015;

3.	to approve, on an advisory basis, the Company’s named executive officer compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 23, 2015, are entitled to notice of and to vote at the Annual Meeting. We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Stockholders for the year ended December 31, 2014, and to vote online or by telephone.

If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the proxy statement.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 10, 2015

CECO ENVIRONMENTAL CORP.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “CECO” or the “Company”) of proxies to be voted at the annual meeting of stockholders of the Company to be held at 1:00 p.m., Eastern time, at Courtyard Marriott Midtown/Rookwood, 3813 Edwards Road, Cincinnati, Ohio 45209, on May 21, 2015, or any postponement or adjournment thereof (the “Annual Meeting”). These proxy solicitation materials and CECO’s Annual Report to stockholders for the year ended December 31, 2014, including related financial statements, were first made available to our stockholders entitled to notice of and to vote at the Annual Meeting on or about April 10, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2015 — our Annual Report to Stockholders, this proxy statement and the related proxy card are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this proxy statement is not incorporated by reference into this proxy statement unless expressly noted.

Who Can Vote

Only stockholders of record at the close of business on March 23, 2015, which we refer to as the record date, are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, there were 26,327,885 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote at the Annual Meeting.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are described on the Notice of Internet Availability of Proxy Materials. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the proxy card. If you request a paper copy of the proxy materials, please mark your choices on the proxy card and then date, sign and return the proxy card at your earliest opportunity pursuant to the instructions on the proxy card.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting. If you need directions to the Annual Meeting, please call us at (513) 458-2600.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the eight nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to ratify the selection of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2015) and Proposal 3 (approval, on an advisory basis, of the Company’s named executive compensation), each requires the favorable vote of the majority of shares represented at the Annual Meeting for approval. Although these votes are advisory in nature and are not binding on the Company, the Board will consider the outcomes of these votes in future deliberations. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Broker Non-Votes

If your shares are held by a bank, broker, or other nominee and you do not provide the bank, broker, or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the bank, broker, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine” and we do not expect any broker non-votes on this matter.

We believe that Proposal 1 (election of directors) and Proposal 3 (approval, on an advisory basis, of the Company’s named executive compensation) will be considered “non-routine,” and banks, brokers, and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 3, but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

Please provide voting instructions to the bank, broker, or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight nominees for director proposed by the Board and set forth herein, FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2015, FOR the approval, on an advisory basis, of the Company’s named executive officer compensation and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be eight and, accordingly, eight persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. All nominees are currently CECO directors. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

All of our director nominees, other than Jason DeZwirek, Jeffrey Lang and Jonathan Pollack, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of CECO and has not engaged in various types of business dealings with us. In addition, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 10, 2015 for each director nominee.

Name	Age	Position with CECO
Jason DeZwirek	44	Chairman of the Board and Director
Jeffrey Lang	58	Chief Executive Officer and Director
Jonathan Pollack	43	Assistant Secretary and Director
Arthur Cape[1]	78	Director
Eric Goldberg[2]	45	Director
Lynn J. Lyall[1]	61	Director
Seth Rudin	44	Director
Donald A. Wright[1,2]	77	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

The Board believes that our current directors as a whole provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Jason DeZwirek became a director of the Company in February 1994 and Chairman of the Board in May 2013. Previously, he served as Secretary of the Company from February 1998 until September 2013. He also serves as a member of the board of directors of several of the Company’s subsidiaries. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as director of the Company for over 21 years, he also has a breadth of knowledge of the overall issues the Company faces.

Jeffrey Lang has served as a director and the Chief Executive Officer since February 2010, as President since September 2013 and in several leadership positions with our subsidiaries since October 2010. From May 2010 until September 2013, Mr. Lang also served as our Chief Operating Officer. Prior to joining the Company, from 2007 until 2009, Mr. Lang was the Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a distributor of pipes, valves and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry and utilities. From 2006 until 2007, he was the Senior Vice President and Operating Officer of Red Man Pipe and Supply Company, a pipe distribution company, that merged with McJunkin Corporation to form McJunkin Red Man Corporation. Previously, Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 to 2005. He started out as a sales engineer in 1980, became a Sales and Service Branch Manager in 1985, the Southeast U.S. Area Manager, Air Solutions in 1995, and by 1999 was the Director and General Manager, North American Distributor Division, and from 2002 to 2005 served as the Director and General Manager, North American industrial Air Solutions, reporting directly to the President of the Air Solutions Group.

Mr. Lang has over 30 years of executive operating management experience, including international experience. Mr. Lang also brings industrial and energy sector expertise to the Board. As our Chief Executive Officer, he provides the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jonathan Pollack became a director in May 2011 and has served as Assistant Secretary of the Company since May 2012. He is currently the President of JMP Fam Holdings, Inc., an investment and consulting company. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. Prior thereto, he worked in investment banking in New York. Mr. Pollack was formerly a director of Hanfeng Evergreen Inc. (TSX:HF) from November 2010 until February 2013 and then was reappointed to the board of directors of Hanfeng Evergreen Inc. in February 2014 and served as the lead director and a member of the audit committee and the governance and compensation committee until its sale in August 2014. Mr. Pollack is currently a director of Pinetree Capital Ltd. (TSX:PNP) and was formerly a director of Lifebank Corp. (TSX-V:LBK) from November 2003 until its sale in September 2012, where he served on the audit committee and compensation committee. Mr. Pollack received a Master’s of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He sits on the Boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School.

Mr. Pollack brings 20 years of financial, strategic and merger and acquisitions expertise to the Board, which will assist the Board as the Company continues to expand its business. He also brings experience serving on the board of directors of other public companies.

Arthur Cape has served as a director and a member of the Audit Committee since May 2005. Mr. Cape worked in the manufacturing industry for over 30 years. From 1991 to 2006, he served as Director of International Sales for Shymac Innovative Marketing located in Montreal, Canada, and from 2001 through January 2009, served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactured products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. From June 2007 through January 2011, Mr. Cape served as a director and a member of the audit committee of API Technologies Corp. (NASDAQ:ATNY). Mr. Cape has also acted as a consultant for several factories in China involved in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board, including international experience, which is valuable as we continue to expand our business globally. He also brings experience having served on the board of directors and audit committee of another public company.

Eric M. Goldberg has served as a director of the Company since April 2013. Since 1996, he has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Since 2007, Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, Mr. Goldberg served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings 20 years of sales, marketing, operations, strategic planning, and legal expertise to the Board, which assists the Board as the Company continues to expand its business.

Lynn J. Lyall became a director and chairman of the Audit Committee on December 2013. Since January 2014, Mr. Lyall has served as the Chief Financial Officer of Advanced Recovery Systems LLC, a healthcare clinic operator focused on serving patients with drug and alcohol addiction and eating disorders. Previously, Mr. Lyall served as Executive Vice President and Chief Financial Officer of Heartland Dental Care, Inc., a company that supports dentists and their teams, from June 2009 until August 2013, and Executive Vice President and Chief Financial Officer of Xrite, Inc., a global leader in color calibration technology, throughout 2008. He also served as the Executive Vice President and Chief Financial Officer at Alticor, Inc. (formerly Amway Corporation) from July 1999 until March 2008 and Blockbuster Entertainment Group from February 1997 until June 1999.

Mr. Lyall brings over 25 years of leadership experience in domestic and international corporate finance, accounting and strategic planning across a broad spectrum of businesses to assist the Board in addressing the financial and business complexities that accompany global growth.

Seth Rudin has served as a director since April 2013. Mr. Rudin is currently the President of Van Dyk Natural Stone Supplies Inc., a granite quarry in Muskoka, Ontario, and has been the President of Run 2IT Inc., a management consulting firm focused on the healthcare, technology and government industries, since 2006. For over 20 years, Mr. Rudin has worked extensively in healthcare, technology and government. Previously, Mr. Rudin served as Vice President of Business Development and Client Relations at PatientOrderSets.com, a provider of innovative clinical support services for use across all phases of health care, from 2011 until 2013, Managing Director of ABS System Consultants Ltd, a health care solutions company, from 2001 until 2010 and Vice President of InternetIncubation.com from 2000 until 2001. From 1992 until 2000, he held several senior positions within the Canadian Federal Government and the Provincial Government of Ontario, including Senior Advisor to the Canadian Minister of Citizenship and Immigration and as Chief of Staff to a Member of Parliament. Mr. Rudin currently serves as the Chair of the Justices of the Peace Appointments Advisory Committee for the Province of Ontario, has served as a Director of Mitec Technologies Inc. (TSX-V: MTM.h) since October 2013 and is involved with several charitable and non-profit organizations. Mr. Rudin received his Bachelor’s of Arts degree from Concordia University in 1992.

Mr. Rudin brings over 20 years of business and government experience to the Company, focusing on business development, sales, strategic planning, management, communications and public relations, which will assist the Board as the Company continues to expand its business.

Donald A. Wright became a director and member of the Audit Committee in February 1998 and a member of Compensation Committee in December 2005. Mr. Wright has been a principal of and real estate broker with The Phillips Group, a real estate development company and apartment building syndicator, in San Diego, California since 1992. Since September 2010, Mr. Wright has served as Associate Broker and Vice President of Syndication of

SD Homes, a real estate brokerage firm and syndicator of apartment buildings in San Diego, California. From 2005 through 2007, he was an associate real estate broker with One Source Realty GMAC in San Diego, California, and from July 2007 through September 2010, was an associate real estate broker with Coldwell Banker Residential Brokerage. Mr. Wright served as a director of API Technologies Corp. (NASDAQ:ATNY) from February 2006 until June 2011, and served on its audit committee and compensation committee. Mr. Wright received his Master’s Degree in Business Administration from the Wharton School of the University of Pennsylvania.

With over 17 years of experience serving on our Board and Audit Committee, Mr. Wright has a breadth of knowledge concerning issues affecting our Company. He also brings experience serving on the board of directors, audit committee and compensation committee of another public company.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

The Board recommends a vote “FOR” approval of the election of the nominees named herein as directors.

The Board and Its Committees

During the fiscal year ended December 31, 2014, the Board held ten meetings. The Board’s policy regarding director attendance at the annual meeting of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors serving at the time attended the 2014 annual meeting. All directors attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the fiscal year ended December 31, 2014. Additionally, the independent directors regularly meet in executive session. The standing committees of the Board include the Audit Committee and the Compensation Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Messrs. Lyall, Cape and Wright. Mr. Lyall serves as Chairman of the Audit Committee. The Board has determined that Mr. Lyall qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held five meetings in 2014.

The primary purpose of the Audit Committee is to assist the Board in its general oversight of CECO’s financial reporting process and approval of the services provided CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its written charter, a copy of which can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance section.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Goldberg and Wright, each of whom is an independent director under the applicable NASDAQ listing requirements. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance section. The Compensation Committee held five meetings in 2014. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers the Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan (the “Incentive Plan”) and the Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Jason DeZwirek serves as Chairman and Jeffrey Lang serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of the board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, Jason DeZwirek, the Chief Executive Officer, Jeffrey Lang, and Jonathan Pollack qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee and the Compensation Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing and managing the material risks facing CECO. The Board performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company does not have a standing nominating committee. The Board does not believe that it is necessary to form a standing nominating committee given that we require director nominees to be selected, or be recommended for the Board’s selection, by a majority of the independent members of the Board. Each director may participate in the selection of nominees that are recommended to the Board by the independent directors.

In lieu of a nominating committee charter, the Board has adopted a Director Nomination Policy, a copy of which can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance section.

We also have adopted a policy with respect to director candidates recommended by stockholders. The independent directors will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing. Recommendations must be sent to the following address: CECO Environmental Corp., 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, Attention: Secretary.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

•	All information about the candidate that we would be required to disclose in a proxy statement in accordance with the rules of the Exchange Act.

•	Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ listing requirements and (b) a non-management director under the Exchange Act.

•	Consent of the candidate to serve on the Board, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for our directors.

A stockholder must also meet and comply with all applicable rules and regulations promulgated by the SEC relating to the nomination of director candidates by stockholders. The independent directors will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board from time to time. The independent directors will determine whether to interview any candidate.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board, including the independent Board members, include:

•	Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•	The contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to air pollution control but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting and legal matters.

Stockholder Communications with Directors

The Board has adopted a process by which stockholders may communicate with the Board for matters other than director nominations. Stockholders who would like to communicate with the Board, or a committee of the Board, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. DeZwirek will forward such communications to the Board at or prior to the next meeting of the Board. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Messrs. Wright and Goldberg. None of the members of the Company’s Compensation Committee is or has been an officer or employee of the Company. No executive officer of the Company served in the last year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of the Company’s Board or on the Company’s Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions). The Code of Ethics is posted on our website at www.cecoenviro.com on the Investor Information section. We will post on our website any amendments to or waivers of the Code of Ethics for executive officers or directors in accordance with applicable laws and regulations.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2014, with CECO’s management and has discussed with BDO USA, LLP (“BDO”), CECO’s independent registered public accounting firm, those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee

Lynn J. Lyall, Chairman

Arthur Cape

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of April 2, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding[1]
Jason DeZwirek[2,3] Chairman of the Board and Director 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	4,186,506	15.9%

Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,824,736	10.7%

Harvey Sandler[4] 2080 NW Boca Raton Blvd #6 Boca Raton, FL 33431	1,761,628	6.7%

Goldman Sachs Asset Management[5] 200 West Street New York, NY 10282	1,376,525	5.2%

(1)	Based upon 26,327,885 shares of our common stock outstanding as of April 2, 2015. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of April 2, 2015, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2013. Jason DeZwirek is deemed to control Icarus Investment Corp. (“Icarus”) and has sole voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to Jason DeZwirek in this table. Includes 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006.
(3)	Includes shares beneficially owned by Icarus. Please see footnote 2.
(4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 13, 2015. According to the Schedule 13G/A, Harvey Sandler beneficially owns and has sole voting and dispositive power over 1,761,628 shares, which include shares held by the Harvey Sandler Revocable Trust (the “Trust”) and the Harvey and Phyllis Sandler Foundation (the “Foundation”). The Trust and the Foundation beneficially own 1,691,923 and 69,705 shares, respectively. As the sole trustee of the Trust and the president of the Foundation, Mr. Sandler is deemed to have sole voting and dispositive control over these shares, and as a result may be deemed to beneficially own such shares. According to the Schedule 13G/A, Mr. Sandler disclaims beneficial ownership of the shares held by the Trust and the Foundation.
(5)	This information was obtained from a Schedule 13G filed with the SEC on February 12, 2015. According to the Schedule 13G, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs Asset Management”), is deemed to have shared voting power over 1,301,540 of these shares and shared dispositive power over all of these shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of April 2, 2015, for each director, director nominee, named executive officer and by all directors and executive officers of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Total Common Shares Outstanding[1]
Jason DeZwirek[2]	4,186,506	15.9%
Jeffrey Lang[3]	424,900	1.6%
Benton Cook[4]	28,250	*
Neal Murphy	—	*
Edward J. Prajzner[5]	13,836	*
Arthur Cape[6]	50,500	*
Eric M. Goldberg[7]	7,500	*
Lynn J. Lyall[8]	2,000	*
Jonathan Pollack[9]	125,600	*
Seth Rudin[7]	8,800	*
Donald A. Wright[10]	96,900	*
Executive Officers and Directors as a group (10 persons)[11]	4,942,792	18.3%

*	Less than 1%
(1)	See Note 1 to the prior table.
(2)	See Notes 2 and 3 to the prior table.
(3)	Includes 420,000 options to purchase our common stock that are exercisable within 60 days of April 2, 2015 (“vested options”)
(4)	Includes 28,250 vested options.
(5)	Includes 13,334 vested options.
(6)	Includes 36,500 vested options.
(7)	Includes 7,500 vested options.
(8)	Includes 2,000 vested options.
(9)	Includes 83,500 vested options. Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power, and 37,500 shares held by JMP Fam Holdings, over which Mr. Pollack has sole voting and dispositive power.
(10)	Includes 36,500 vested options.
(11)	Does not include Mr. Murphy, who left the company on March 14, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2014 were made in a timely manner, except for one transaction for each of Messrs. Cape, Prajzner and Cook in February 2014 and one transaction for Mr. Wright in September 2014.

Certain Transactions

Since January 1, 2014, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

We are a party to an oral agreement with Icarus pursuant to which Icarus provides us management consulting services. Icarus is controlled by our Chairman of the Board, Jason DeZwirek. During the fiscal year ended December 31, 2014, we paid fees of $360,000 to Icarus.

We entered into an oral agreement with JMP Fam Holdings, Inc. (“JMP”) in August 2011, under which JMP provides us consulting services consisting of strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions, for $10,000 per month. Mr. Pollack, who controls JMP performs the services on behalf of JMP. We paid JMP $145,000 during the fiscal year ended December 31, 2014 which included a $25,000 transaction bonus, in connection with our acquisition of Emtrol LLC in November 2014.

Executive Compensation

Compensation Discussion and Analysis

Throughout this proxy statement Jason DeZwirek, Jeffrey Lang, Edward Prajzner, Benton Cook and Neal Murphy are referred to as the “named executive officers.” Mr. Murphy served as our Chief Financial Officer in 2014 until he left the Company on March 14, 2014.

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our Chief Executive Officer and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives, and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives, and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees.

The day-to-day administration of savings, health, welfare, and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

At our 2014 Annual Meeting, we received approximately 98% approval, based on total votes cast, for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2014 voting results at its meetings and remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, the Compensation Committee implemented the executive pay practices described below.

The following discussion and analysis of our 2014 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Policy and Objectives

The principal objective of our executive compensation program is to attract, motivate and retain and reward highly qualified persons who are committed to the achievement of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company and to align named executive officers’ interests with those of the Company’s stockholders. The Compensation Committee accomplishes this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding overall high performance of its named executive officers, with the ultimate objective of increasing stockholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation generally is comprised of a base salary plus incentive compensation, based on the Company’s financial performance and other factors, including achievement of individual goals. Individual non-incentive bonuses are also part of overall compensation from time to time based on an individual’s special efforts.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than for our Chairman, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so management does not feel pressured to focus exclusively on short-term gains, which may be to the detriment of long-term appreciation and other business metrics. The variable (cash bonus and, in some cases, stock and option awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Company performance is determined based on overall operating income. We believe that the variable components of compensation are sufficient to motivate management to produce superior short- and long-term corporate results while the fixed element is also sufficient that management is not encouraged to take unnecessary or excessive risks in doing so.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and incentive-based executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. These goals have generally included an individual performance goal as well as overall company performance goals. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for named executive officers other than the Chief Executive Officer. The Compensation Committee reviews and approves, or, if the situation warrants, recommends to the full Board for approval, all new executive compensation programs, including those for the named executive officers. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the Chief Executive Officer and other executives as it deems appropriate. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate, including the Chairman, annually review the performance of each of the named executive officers of the Company (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers and, based on such evaluation, reviews and approves the annual salary, bonus, long-term stock-based compensation, and other material benefits, direct and indirect, of the Chief Executive Officer and other named executive officers, subject to the terms of any employment agreement. In determining appropriate base salary levels, consideration is given to the named executive officer’s impact level, scope of responsibility, past accomplishments and other similar factors.

Elements of Compensation

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each named executive officer based on his or her position and responsibility by taking into account the named executive officer’s impact level, scope of responsibility, prior experience, past accomplishments and other similar factors and is subject to any existing employment agreement of such named executive officer.

Salary levels of the named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increase thereof, are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance.

Cash Incentive Compensation

Mr. Lang is entitled, under his employment agreement, to an incentive cash bonus of up to 100% of his base salary depending on whether performance objectives, as approved by the Compensation Committee, are met. For 2014, the Compensation Committee approved and established multiple objectives. The objectives, which were both qualitative and quantitative, included achieving operating income of $41.2 million, creating a stronger senior leadership team, completing the transformational and successful integration of Met-Pro Technologies LLC (“Met-Pro”), while simultaneously laying the proactive foundation for other similar acquisitions including SAT Technology, Inc., HEE Environmental Engineering, Emtrol, LLC and Jiangyin Zhongli Industrial Technology Co. Ltd. Although the operating income target was not met for the Company, the Compensation Committee exercised its discretion and awarded a bonus to Mr. Lang as if the operating target had been met, due to his efforts in helping complete and integrate strategic acquisitions during 2014. The Compensation Committee determined that he achieved all of his personal objectives and hence awarded him a non-equity incentive compensation award of $461,320, which is equal to 100% of his then-current base salary.

In addition, we believe that a portion of the compensation paid to our named executive officers should be based on our annual performance so that the executives are appropriately motivated to maximize our operating performance each year. To that end, the Compensation Committee and the Board approved and adopted an Amended and Restated 2006 Executive Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee selects the executive officers to participate in the Bonus Plan, determines the performance goals, and determines whether objectives and conditions for earning awards have been met. The performance goals consist of both objective financial targets and personal performance targets.

The Compensation Committee selected the named executive officers to participate in the Bonus Plan, determined the performance goals for fiscal year 2014, and determined whether objectives and conditions for earning awards were met. For 2014, the Compensation Committee selected Edward Prajzner and Benton Cook to participate in the Bonus Plan. There were two components to the performance targets: one quantitative target based on achievement of a Company financial goal and one target based on achievement of individual goals.

The objective bonus for Mr. Prajzner was based on whether operating income achieved a $41.2 million target. If the target was met, Mr. Prajzner would be entitled to 30% of his then-current base salary. Although the operating income target was not met for the Company, the Compensation Committee exercised its discretion and awarded a bonus to Mr. Prajzner as if the operating target had been met, due to his efforts in helping complete and integrate strategic acquisitions during 2014.

Management, including our Chief Executive Officer, consulted with the Compensation Committee to determine Mr. Prajzner’s individual goals. The individual performance targets for 2014 for Mr. Prajzner included improving working capital management, efficiently delegating accounting work streams, finance team talent development and expanding operational focus. If Mr. Prajzner achieved his individual goals, a cash bonus in the amount equal to up to 10% of his then-current base salary could be granted to him. It was determined that Mr. Prajzner met his individual goals.

Mr. Prajzner therefore received a non-equity incentive compensation award of $100,000 under the Bonus Plan for 2014. On December 31, 2014, Mr. Prajzner’s base salary was $250,000. Mr. Prajzner also received a $35,000 cash bonus in connection with acquisitions completed during 2014.

The objective bonus for Mr. Cook was based on whether operating income achieved a $41.2 million target. If the target was met, Mr. Cook would be entitled to 15% of his then-current base salary. Although the operating income target was not met for the Company, the Compensation Committee exercised its discretion and awarded a bonus to Mr. Cook as if the operating target had been met, due to his efforts in helping complete and integrate strategic acquisitions during 2014.

Management, including our Chief Executive Officer, consulted with the Compensation Committee to determine Mr. Cook’s individual goals. The individual performance targets for 2014 for Mr. Cook included improving working capital management, efficiently delegating accounting work streams, finance team talent development and expanding operational focus. If Mr. Cook achieved his individual goals, a cash bonus in the amount equal to up to 10% of his then-current base salary could be granted to him. It was determined that Mr. Cook met his individual goals.

Mr. Cook therefore received a non-equity incentive compensation award of $37,500 under the Bonus Plan for 2014. On December 31, 2014, Mr. Cook’s base salary was $150,000.

Long-Term Equity Compensation

The Company believes that granting stock-based awards and options from time to time provides named executive officers with a strong economic interest in maximizing stockholder returns over the longer term. The Company also believes that the practice of granting stock-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Consistent with such belief, in April 2007, the Compensation Committee approved, and recommended for the Board’s approval, the Incentive Plan, which was adopted by the stockholders in May 2007. Furthermore, in August 2013, the stockholders approved an amendment to the Incentive Plan to increase the number of shares of common stock issuable thereunder. The Incentive Plan permits us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The Incentive Plan is designed to promote the long-term financial interests and growth of the Company by attracting and retaining management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. The Compensation Committee administers the Incentive Plan.

Under the Incentive Plan, awards may be restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options and restricted stock units. The restrictions on awards may be based on performance and/or time vesting. Prior to the adoption of the Incentive Plan, it was the policy of the Compensation Committee to grant incentive stock options for all eligible employees granted options, as incentive to provide the employees with an enhanced tax benefit over non-qualified stock options. Since the adoption of the Incentive Plan, the Compensation Committee has issued both restricted stock and options, although the Company has only issued options in recent years.

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

For more information about our Incentive Plan and awards under that plan for 2014, see 2014 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2014 Fiscal Year-End Table and the accompanying narratives below.

Options

As discussed above, from time to time, we issue options under the Incentive Plan to provide long-term equity compensation to executive officers. The options issued in recent years have consisted of the following awards to our named executive officers.

In connection with his hiring, we granted Mr. Lang options in 2010 to purchase 600,000 shares of our common stock, which vest over a five-year period. In connection with our acquisition of Met-Pro in August 2013, we granted Mr. Lang options to purchase 400,000 shares of our common stock, which vest over a five-year period.

Mr. Prajzner received 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which vest over a five year period, and 25,000 options to purchase shares of our common stock in May 2014, which vest over a three-year period.

Mr. Cook received 3,000 options to shares of our common stock in May 2012, which vest over a four-year period, 5,000 options to purchase shares of our common stock in November 2012, which vest over a four-year period, 5,000 options to purchase shares of our common stock in May 2013, which vest over a four-year period, 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which vest over a five-year period, and 7,500 options to purchase share of our common stock in October 2014, which vest over a five-year period.

In September 2013, in connection with beginning employment with the Company, Mr. Murphy received 75,000 options to purchase shares of our common stock, which were to vest over a five-year period beginning in September 2014. As a result of his resignation as Chief Financial Officer in March 2014, these options were terminated and Mr. Murphy has no vested options.

Personal Benefits and Perquisites

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

Retirement and Post-Employment Benefits

The Company sponsors a 401(k) retirement plan for our employees (the “401(k) Plan”). Pursuant to the 401(k) Plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 3%, and 50% on the next 3%, of an employee’s compensation for a maximum match of 4.5%. The named executive officers may participate in the 401(k) Plan on the same terms as the rest of our employees. We believe the 401(k) Plan is set at a reasonable level, is highly valued by recipients, has limited cost, is part of a competitive compensation program and is consistent with our overall goal of attracting and retaining qualified employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2014 and this proxy statement.

This report is submitted on behalf of the members of the Compensation Committee:

Eric Goldberg

Donald A. Wright

2014 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2012, 2013 and 2014 by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards[1]	Non-equity Incentive Plan Compensation[2] ($)	All Other Compensation ($)		Total ($)
Jeffrey Lang Chief Executive Officer	2014	$444,250	$461,320	—	—	$25,539	[3]	$931,109
	2013	$421,103	$318,246	$2,482,800	$421,103	$20,883		$3,664,135
	2012	$402,325	—	—	$402,325	$21,046		$825,696

Jason DeZwirek	2014	—	—	—	—	$360,000	[4]	$360,000
Chairman of the Board
	2013	—	—	—	—	$265,000		$265,000

Edward J. Prajzner Chief Financial Officer and Secretary	2014	$218,579	$110,000	$243,778	$25,000	$18,450	[5]	$615,807

Benton L. Cook Vice President of Finance and Controller	2014	$141,584	$22,500	$122,428	$15,000	$9,464	[6]	$310,976
	2013	$119,680	$37,594	$121,620	$23,936	$7,427		$310,257
	2012	$112,300	$420	$32,794	$22,880	$5,397		$173,371

Neal Murphy Former Chief Financial Officer and Secretary[7]	2014	$56,737	—	—	—	$4,578	[8]	$61,315
	2013	$86,691	$100,000	$476,175	$45,000	$9,421		$717,287

(1)	Represents the aggregate grant date fair value of stock awards and options awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	The amounts shown in this column consist of performance-based compensation paid to Messrs. Cook and Prajzner pursuant to the Bonus Plan.
(3)	Represents Company contribution of $7,875 to our 401(k) Plan on behalf of Mr. Lang, $5,664 of insurance premiums paid for term life insurance for his benefit and a $12,000 car allowance.
(4)	Represents amounts paid to Icarus for consulting services.
(5)	Represents Company contribution of $11,700 to our 401(k) Plan on behalf of Mr. Prajzner, $1,165 of insurance premiums paid for term life insurance for his benefit and a $5,585 car allowance.
(6)	Represents Company contribution of $7,686 to our 401(k) Plan on behalf of Mr. Cook, and $1,778 of insurance premiums paid for term life insurance for his benefit.
(7)	Mr. Murphy served as Chief Financial Officer and Secretary from September 3, 2013 until March 14, 2014.
(8)	Represents Company contribution of $4,578 to our 401(k) Plan on behalf of Mr. Murphy.

Grants of Plan-Based Awards Table

								Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum($)	Threshold (#)	Target (#)(2)	Maximum (#)
Jeffery Lang	—	—	$461,320	—	—	—	—	—	—

Jason DeZwirek	—	—	—	—	—	—	—	—	—

Edward Prajzner	1/30/2014	—	—	—	—	10,000	—	$15.39	$77,180
	5/23/2014	—	—	—	—	25,000	—	$14.41	$166,598
	—	$25,000	$100,000	—	—	—	—	—	—

Benton Cook	1/30/2014	—	—	—	—	10,000	—	$15.39	$77,180
	10/1/2014	—	—	—	—	7,500	—	$13.08	$45,248
	—	$15,000	$37,500	—	—	—	—	—	—

Neal Murphy	—	—	—	—	—	—	—	—	—

(1)	The amounts shown in this column consist of performance-based compensation paid to Mr. Lang pursuant to performance objectives established pursuant to his employment agreement and amounts paid to Messrs. Cook and Prajzner pursuant to the Bonus Plan. Please see the Compensation Discussion and Analysis above for more information about these awards.
(2)	The amounts shown in this column consist of option awards to Messrs. Prajzner and Cook under the Incentive Plan. Please see the Compensation Discussion and Analysis above for more information about these awards.
(3)	Represents the aggregate grant date fair value of stock awards and options awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey Lang	220,000	120,000	[1]	$3.78	2/15/2020
	80,000	320,000	[2]	$12.72	8/27/2023

Jason DeZwirek	—	—		—	—

Edward J. Prajzner	3,000	12,000	[3]	$12.72	8/27/2023
	—	10,000	[4]	$15.39	1/30/2024
	—	25,000	[5]	$14.41	5/23/2024

Benton L. Cook	10,000	—		$11.09	1/16/2017
	2,000	—		$1.98	12/01/2018
	4,000	—		$5.26	4/29/2020
	1,500	1,500	[6]	$7.09	5/21/2022
	2,500	2,500	[7]	$9.63	11/15/2022
	1,250	3,750	[8]	$12.05	5/22/2023
	3,000	12,000	[9]	$12.72	8/27/2023
	—	10,000	[10]	$15.39	1/30/2024
	—	7,500	[11]	$13.08	10/1/2024
Neal Murphy	—	—		—	—

(1)	These options vested on February 15, 2015.
(2)	Remaining options vest in four equal annual installments on the anniversary date of grant, commencing August 27, 2015.
(3)	Remaining options vest in four equal annual installments on the anniversary date of grant, commencing August 27, 2015.
(4)	2,000 options vested on January 30, 2015 and the remaining options vest in four equal annual installments on the anniversary date of grant, commencing January 30, 2016.
(5)	Options vest in three equal annual installments on the anniversary date of grant, commencing May 23, 2015.
(6)	Remaining options vest in two equal annual installments on the anniversary date of grant, commencing May 21, 2015.
(7)	Remaining options vest in two equal annual installments on the anniversary date of grant, commencing November 15, 2015.
(8)	Remaining options vest in three equal annual installments on the anniversary date of grant, commencing May 22, 2015.
(9)	Remaining options vest in four equal annual installments on the anniversary date of grant, commencing August 27, 2015.
(10)	2,000 options vested on January 30, 2015 and the remaining options vest in four equal annual installments on the anniversary date of grant, commencing January 30, 2016.
(11)	Options vest in five equal annual installments on the anniversary date of grant, commencing October 1, 2015.

Option Exercises and Stock Vested Table

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey Lang	80,000	$855,222
Jason DeZwirek	—	—
Edward J. Prajzner	—	—
Benton L. Cook	—	—
Neal Murphy	—	—

Potential Payments Upon Termination, Retirement, or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

Employment Agreement

During 2014, none of the Company’s named executive officers has an employment agreement with the Company, except for Mr. Lang.

In February 2010, the Compensation Committee approved an Employment Agreement for our Chief Executive Officer, Jeffrey Lang, which was extended until February 15, 2018 on September 4, 2013. Mr. Lang’s Employment Agreement provides that he will receive an annual base salary equal to up to 100% of his then-current base salary, which was $402,325 in 2012, $421,103 in 2013, $444,250 from January 1, 2014 until December 1, 2014, and has been $461,320 since December 1, 2014; payment of relocation expenses of up to $50,000; an annual bonus; and various other benefits generally granted to other executives. Mr. Lang also received an option grant in connection with his hiring to purchase 600,000 shares of stock under the Incentive Plan, which vests in five annual equal installments and has a per-share exercise price of $3.78.

Under his Employment Agreement, Mr. Lang is subject to certain confidentiality covenants for an unlimited amount of time and to non-competition and non-solicitation provisions during his employment and for two years following the termination of his employment, or for one year following the termination of his employment if he is terminated by the Company without cause.

Either the Company or Mr. Lang may terminate his Employment Agreement at any time without cause, although Mr. Lang must give 60 days’ notice of such termination. If the Company terminates Mr. Lang without cause, provided he remains in compliance with his non-compete and confidentiality obligations, he will be entitled to continued base salary and medical benefits for twelve months, plus an annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. In addition, vested stock options would remain exercisable for 90 days. “Cause” under the Employment Agreement includes, among other items, willful and material breach of the terms of the Employment Agreement by Mr. Lang, conviction of a felony or certain misdemeanors, and his failure to perform his duties as lawfully directed by the Board, subject to a cure period. If the Employment Agreement is terminated due to his the death or disability (as defined in the Employment Agreement), Mr. Lang will be entitled to three months continued base salary, subject to continued compliance with his non-compete and confidentiality obligations.

In addition, if there is a Change in Control of the Company (as defined in the Incentive Plan) and Mr. Lang is not offered employment as chief executive officer with a compensation package equal to or better than his base salary and bonus under his Employment Agreement, then Mr. Lang is to resign and be entitled to a lump sum on the date of the Change in Control equal to his annual base salary plus his bonus in an amount equal to the same percentage of his base salary as the bonus, if any, that he received for the most recently ended fiscal year.

Director Compensation for Fiscal Year 2014

The following table provides information on 2014 compensation for each of our directors who are not named executive officers and who served during 2014. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Option Awards[1] ($)		All Other Compensation ($)		Total ($)
Arthur Cape	$32,000	$45,474	[2]	—		$77,474
Eric Goldberg	$32,000	$45,474	[2]	—		$77,474
Lynn J. Lyall	$40,000	—		—		$40,000
Jonathan Pollack	$32,000	$45,4742		$145,000	[3]	$222,474
Seth Rudin	$32,000	$45,474	[2]	—		$77,474
Donald Wright	$32,000	$45,474	[2]	—		$77,474

(1)	Represents the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Represents a grant of options for 7,500 shares of common stock made on May 15, 2014, which will vest in three equal annual installments on the anniversary date of grant, commencing May 15, 2015.
(3)	Mr. Pollack received $10,000 per month for consulting fees and received a $25,000 transaction fee in connection with our acquisition of Emtrol LLC in November 2014. See “Certain Transactions” above. The amounts in All Other Compensation represent the consulting fees, and do not represent fees received in connection with his service as a director.

Directors who are named executive officers of CECO do not receive any additional compensation for their services as directors. During 2014, the non-named executive officer directors received an annual retainer, which is paid quarterly. Directors Cape, Goldberg, Pollack, Rudin and Wright received annual retainers in the amount of $32,000, and Mr. Lyall received an annual retainer in the amount of $40,000. Effective April 1, 2015 Mr. Lyall’s annual retainer was increased to $75,000, paid quarterly.

The non-named executive officer directors also received options in lieu of meeting fees. The Compensation Committee determined that issuing options in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted on May 15, 2014 options to purchase 7,500 shares of common stock to each of the non-named executive officer directors, other than to Mr. Lyall. The options vest in three equal annual installments commencing May 15, 2015. In connection with Mr. Lyall’s appointment to the Board on December 31, 2013, he received options to purchase 10,000 shares of common stock. We expect that in connection with future option grants to non-named executive officer directors that Mr. Lyall will receive options in an amount equal to the grants awarded to the other non-named executive officer directors. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board has appointed BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015. BDO has served as our independent registered public accounting firm since September 2008.

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although stockholder approval of the selection of BDO is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by BDO for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees	$929,504	$946,397
Audit-Related Fees	$156,620	$163,642
Tax Fees	$2,431	$70,190
All Other Fees	—	—

Total	$1,080,555	$1,180,229

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the audits of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services for 2013 include due diligence services related to our acquisition of Met-Pro. These services for 2014 include due diligence services related to our acquisitions in 2014.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. None of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

The Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm of CECO for fiscal year 2015.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are including in this proxy statement a separate resolution to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers. Consistent with our stockholders’ preference as indicated at our 2013 annual meeting, our stockholders are given an opportunity for advisory approval of the Company’s executive compensation on an annual basis. Therefore, we expect that our stockholders will next have the opportunity to vote on the advisory approval of the Company’s executive compensation at the 2016 annual meeting.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in CECO Environmental Corp.’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative disclosure.”

This vote is advisory, and therefore non-binding. In considering their vote, stockholders are encouraged to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which discusses the Company’s compensation policies and procedures, and the compensation for the Company’s named executive officers for the fiscal year ending December 31, 2014. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval.

The Board recommends that stockholders vote, “FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation described in the compensation tables and the narrative discussion of this proxy statement.

ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of our proxy materials for the Annual Meeting will be sent to any stockholder without charge upon written or oral request addressed to CECO Environmental Corp., to the attention of the Secretary, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 or by phone at (513) 458-2600. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC, without exhibits, upon written request to the address above.

Stockholder Proposals for 2016 Annual Meeting

Stockholders who wish to submit director nominees for consideration or who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their nominees or proposals so that they are received by the Secretary of the Company at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, no later than the close of business on December 12, 2015. As the rules of the SEC make clear, simply submitting a nominee or proposal does not guarantee that it will be included. Any stockholder proposal not intended to be included in the proxy statement for consideration at our 2016 annual meeting will be considered untimely unless received by the Secretary of the Company no later than February 25, 2016.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 10, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 21, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 21, 2015

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	20830300000000001000 7	052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Arthur Cape ¡ Jason DeZwirek ¡ Eric M. Goldberg ¡ Jeffrey Lang ¡ Lynn J. Lyall ¡ Jonathan Pollack ¡ Seth Rudin ¡ Donald A. Wright		2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2015.	☐	☐	☐
				3. To approve, on an advisory basis, the Company’s named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                         ¢

CECO ENVIRONMENTAL CORP.

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan Pollack and Jason DeZwirek, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on March 23, 2015 at the Annual Meeting of Stockholders to be held at Courtyard Marriott Midtown/Rookwood, 3813 Edwards Rd., Cincinnati, OH 45209 on May 21, 2015 at 1:00 p.m., eastern time, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR the director nominees and FOR Proposals 2 and 3. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 21, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 21, 2015

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20830300000000001000 7	052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Arthur Cape ¡ Jason DeZwirek ¡ Eric M. Goldberg ¡ Jeffrey Lang ¡ Lynn J. Lyall ¡ Jonathan Pollack ¡ Seth Rudin ¡ Donald A. Wright		2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2015.	☐	☐	☐
				3. To approve, on an advisory basis, the Company’s named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢